Exhibit 99.1

Granite Names Christopher S. Miller Chief Operating Officer

WATSONVILLE, Calif.--(BUSINESS WIRE)--July 14, 2014--Granite Construction Incorporated (NYSE: GVA) today announced that Christopher S. Miller has been appointed executive vice president and chief operating officer, effective August 4, 2014. In his role, Miller will be responsible for overseeing the day-to-day operations of the company, reporting directly to James H. Roberts, president and chief executive officer of Granite.

“Chris is a tremendously talented and seasoned leader with a proven track record of delivering results. His extensive industry experience and strong background in operational discipline make him uniquely qualified to oversee Granite’s day-to-day operations,” said Roberts. “We are honored to welcome Chris to the executive team and are confident that he will provide the leadership, management and vision necessary to help drive operational excellence throughout the company.”

Prior to joining Granite, Miller held a number of executive positions at CH2M HILL, including Managing Director, Global Operations; Managing Director, United Kingdom Ministry of Defense Programs; President, Government Facilities and Infrastructure Business Group; President, CH2M HILL Constructors, Inc.; and Global Business Development and Planning Director. Before CH2M HILL, Miller served as Director of Federal Programs for Jacobs Engineering.

From 1989 to 1995, Miller served in the United States Air Force and was named to key roles in the Human Systems Division, Weapons System Program Office and the Air Force Center for Environmental Excellence.

Miller holds an M.S. in Civil Engineering from the University of Texas at San Antonio and a B.A. in Biology from the University of Louisville.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Recognized as one of the top 25 largest construction companies in the U.S., Granite specializes in complex infrastructure projects, including transportation, industrial and federal contracting, and is a proven leader in alternative procurement project delivery. Granite is an award-winning firm in Safety, Quality and Environmental Stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for five years in a row. For more information, visit www.graniteconstruction.com.

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741